UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 27, 2012

Financial Institutions, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	0-26481	16-0816610
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

220 Liberty Street, Warsaw, New York		14569
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-786-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Mr. Humphrey

On August 27, 2012, Mr. Peter G. Humphrey retired as President and Chief Executive Officer of Financial Institutions, Inc. (the “Company”). Mr. Humphrey will continue to serve in his capacity as a director of the Company.

In connection with his retirement, on August 29, 2012, the Company entered into a separation agreement with Mr. Humphrey (the “Separation Agreement”). Under the terms of the Separation Agreement, Mr. Humphrey is entitled to receive the following separation payments and benefits: (i) a lump-sum cash payment equal to $349,950, payable within 30 days of the Effective Date (as defined below); (ii) $1,000,000 payable in 24 equal monthly installments commencing on the Company’s first pay period after October 1, 2012; (iii) compensation and benefits pursuant to a Supplemental Executive Retirement Agreement (as described below); (iv) the immediate vesting of all outstanding stock options, which shall remain exercisable for 13 months following the Effective Date (as defined below); (v) the immediate vesting of 4,525 shares of restricted stock granted on February 15, 2012; (vi) following completion of the 2012 performance year, vesting of a pro-rated portion of the 7,721 shares of restricted  stock granted on February 17, 2012 based on his service during the performance period and the Company’s actual performance; and (vi) title to Mr. Humphrey’s company car. Under the expected terms of the Separation Agreement, Mr. Humphrey provided a general release of claims in favor of the Company and its affiliates and agreed not to compete with the Company within New York State and any other area outside of New York State in which the Company conducts business for a period of two years. Mr. Humphrey also agreed not to solicit the Company’s clients, customers, vendors or employees for a period of two years. Mr. Humphrey has the right to revoke the Separation Agreement within seven days of entering into the Separation Agreement and after this revocation period expires the Separation Agreement will become effective (the “Effective Date”).

In connection with the execution of the Separation Agreement, Mr. Humphrey entered into a supplemental executive retirement agreement with the Company (the “Retirement Agreement”). Pursuant to the Retirement Agreement, Mr. Humphrey will receive $1,500,000 payable over a ten year period in substantially equivalent payments commencing October 1, 2014 in accordance with the Company’s regular payroll procedures in effect from time to time. In the event of Mr. Humphrey’s death or disability he will be entitled to receive a lump-sum payment equal to any unpaid amounts under the Retirement Agreement. In the event of a change of control of the Company, Mr. Humphrey will also receive a lump sum payment equal to any unpaid amounts under the Retirement Agreement.

A copy of the Separation Agreement and Retirement Agreement are expected to be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Appointment of Mr. Benjamin

Effective August 27, 2012, Mr. John E. Benjamin was appointed as Interim Chief Executive Officer of the Company. Mr. Benjamin will continue to serve in his position as Chairman of the Board of Directors. The Company has initiated a search to identify a permanent successor to Mr. Humphrey as Chief Executive Officer.

Mr. Benjamin, 70, has served as the Company’s Chairman of the Board of Directors since 2010 and previously served as Vice Chairman of the Board. Prior to joining the Company, Mr. Benjamin served as a Director of Bath National Bank until its merger with Five Star Bank, a wholly owned bank subsidiary of the Company (the “Bank”), in 2005. Additionally, he has been President of Three Rivers Development Corporation, a private economic development business in the greater Corning, New York area, since 1981.

Appointment of Mr. Latella

Effective August 27, 2012, Mr. Robert N. Latella was appointed as Vice Chairman of the Board of Directors to serve as the Board’s lead independent director while Mr. Benjamin serves as the Company’s interim Chief Executive Officer.

Appointment of Messrs. Harrison and Birmingham

Also effective August 27, 2012, Mr. Richard J. Harrison, 67, was appointed as Chief Operating Officer of the Company. Mr. Harrison previously served as the Bank’s Executive Vice President and Senior Retail Lending Administrator since 2009, and Senior Vice President and Senior Retail Lending Administrator of the Bank from 2003 through 2009. Prior to joining the Company, Mr. Harrison served as Executive Vice President and Chief Credit Officer at Savings Bank of the Finger Lakes from 2001 through 2003.

Finally, effective August 27, 2012, Mr. Martin K. Birmingham, 45, was appointed as President and Chief of Community Banking, which is a newly created position with the Company. Mr. Birmingham previously served as the Executive Vice President and Regional President/Commercial Banking Executive Officer since 2009, and as Senior Vice President and Regional President of the Bank from 2005 to 2009. Prior to joining the Company, Mr. Birmingham served as Senior Team Leader and Regional President of the Rochester Market at Bank of America (formerly Fleet Boston Financial) from 2000 to 2005.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Financial Institutions, Inc. on August 28, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Financial Institutions, Inc.

August 29, 2012	By:	/s/ John E. Benjamin

Name: John E. Benjamin
Title: Interim Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Financial Institutions, Inc. on August 28, 2012.